Exhibit 23.1

Hudson Technologies, Inc.
Pearl River, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2003, relating to the consolidated financial statements of Hudson Technologies, Inc., which is contained in that Prospectus, and of our report dated March 7, 2003, relating to the consolidated financial statements of Hudson Technologies, Inc., included herein. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


BDO Seidman, LLP
Valhalla, New York
May 8, 2003